Exhibit 10.24

«GrantDate»

«FirstName» «MI» «LastName»

«Address1»

«City», «State» «PostalCode»

Re:                               Grant of Restricted Units

(Effective February 17, 2005)

Dear «FirstName»:

I am pleased to inform you that you have been granted «Units» Phantom Units as of the above date pursuant to the Company’s 2005 Long-Term Incentive Plan (the “Plan”).  In addition, in tandem with each Phantom Unit you have been granted a distribution equivalent right (a “DER”). The terms and conditions of this grant are as set forth below.

1.                       Subject to the further provisions of this Agreement, your Phantom Units shall vest (become payable in the form of one Common Unit of Plains All American Pipeline, L.P. for each Phantom Unit) as follows: (i) 30% shall vest upon the later to occur of the May 2007 Distribution Date and the date on which the Partnership pays a quarterly dividend of $0.65 per unit, (ii) 30% shall vest upon the later to occur of the May 2009 Distribution Date and the date on which the Partnership pays a quarterly distribution of $0.70 per unit, and (iii) 40% shall vest upon the later to occur of the May 2010 Distribution Date and the date on which the Partnership pays a quarterly distribution of $0.75 per unit.  Any Phantom Units that remain unvested, and all associated DERs (whether or not vested), as of the May 2012 Distribution Date (after giving effect to the distribution on such date) shall be forfeited.

2.                       Subject to the further provisions of this Agreement, your DERs shall vest (become payable in cash) as follows: (i) 30% shall vest upon and effective with the earlier to occur of the May 2007 Distribution Date and the date on which the Partnership pays a quarterly dividend of $0.65 per unit, (ii) 15% shall vest upon and effective with the earlier to occur of the May 2008 Distribution Date and the date on which the Partnership pays a quarterly distribution of $0.675 per unit, (iii) 15% shall vest upon and effective with the earlier to occur of the May 2009 Distribution Date and the date on which the Partnership pays a quarterly distribution of $0.70 per unit, (iv) 20% shall vest upon and effective with the earlier to occur of the May 2010 Distribution Date and the date on which the Partnership pays a quarterly distribution of $.725 per unit, and (v) 20% shall vest upon and effective with the earlier to occur of the May 2010 Distribution Date and the date on which the Partnership pays a quarterly distribution of $0.75 per unit.

3.                       Your DERs shall not accrue payments prior to vesting.

4.                       Any distribution level required for vesting under paragraphs 1 or 2 above shall be proportionately reduced or increased for any split or reverse split, respectively, of the Units, or any event or transaction having similar effect.

5.                       Upon vesting of any Phantom Units, an equivalent number of DERs will expire.  Any such DERs that are vested prior to, or that would vest as of, the Distribution Date on which the Phantom Units vest, shall be payable on such Distribution Date prior to their expiration.

6.                       In the event of the termination of your employment with the Company and its Affiliates (other than in connection with a Change in Status or by reason of your death or “disability,” as defined in paragraph 7 below), all of your then outstanding DERs (regardless of vesting) and Phantom Units shall automatically be forfeited as of the date of termination; provided, however, that if the Company or its Affiliates terminate your employment other than a Termination for Cause, any unvested Phantom Units that have satisfied all vesting criteria as of the date of termination but for the passage of time shall be deemed nonforfeitable on the date of termination, and shall vest on the next following Distribution Date; provided, further, that any DERs associated with the unvested, nonforfeitable Phantom Units described in the preceding proviso shall not be forfeited on the date of termination, but shall be payable and shall expire in accordance with paragraph 5 above.

7.                       In the event of termination of your employment with the Company and its Affiliates by reason of your death or your “disability” (a physical or mental infirmity that impairs your ability substantially to perform your duties for a period of eighteen months or that the Company otherwise determines constitutes a “disability”), all of your then outstanding Phantom Units and tandem DERs shall be deemed 100% nonforfeitable on such date, and such Phantom Units shall vest in accordance with paragraph 1 and paragraph 2 above.

8.                       In the event of a Change in Status, all of your then outstanding Phantom Units and tandem DERs shall be deemed 100% nonforfeitable on such date, and such Phantom Units shall vest in full upon the next Distribution Date.

9.                       Upon payment pursuant to a DER, you agree that the Company may withhold any taxes due from your compensation as required by law.  Upon vesting of a Phantom Unit, you agree that the Company may withhold any taxes due from your compensation as required by law, which (in the sole discretion of the Company) may include withholding a number of Common Units otherwise payable to you.

As used herein, the phrase “Distribution Date” means the date, in any given month and year, on which the Partnership pays a quarterly distribution.

The phrase “Change in Status” means the occurrence, within three months prior to or one year following a Change of Control, of any of the following circumstances:  (A) any termination by the Company of your employment other than a Termination for Cause, (B) without your consent, any removal of you from, or any failure to re-elect you to, the positions held by you (or substantially equivalent positions) immediately prior to the change that may constitute a Change in Status, or (C) any reduction in your base salary or (D) any material reduction in your fringe benefits.

The phrase “Change of Control” means, and shall be deemed to have occurred upon the occurrence of, one or more of the following events:  (i) the Company ceasing to be the general partner of the general partner of the Partnership, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership or the Company to any Person and/or its Affiliates, other than to the Partnership or the Company, including any employee benefit plan thereof; (iii) a consolidation, reorganization, merger or any other similar transaction involving (a) a Person other than the Partnership or the Company and (b) the Partnership, the Company or both, (iv) the Persons who own membership interests in the Company on the date hereof cease to beneficially own, directly or indirectly, more than 50% of the membership interest in the Company, or (v) any Person, including any partnership, limited partnership, syndicate or other group deemed a “person” for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, becoming the beneficial owner, directly or indirectly, of more than 49.9% of the membership interest in the Company (a “Majority Holder”); provided, however, that if any Person [including any partnership, limited partnership, syndicate or other group deemed a “person” for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended,] who is a member of the Company as of March 1, 2005, or any Affiliate of any such Person, becomes a Majority Holder, a Change of Control shall not be deemed to have occurred pursuant to this clause (v) if at or prior to the time such Person becomes a Majority Holder, such Person executes and delivers to the Company an agreement substantially in the form of Exhibit A hereto (the “Specified Voting Agreement”); provided, further, however, that if, following the execution and delivery to the Company of the Specified Voting Agreement by such Majority Holder, (x) such Majority Holder shall give written notice to the Company of termination of such Specified Voting Agreement pursuant to Section 3 thereof (and such written notice is not withdrawn prior to the effectiveness of such termination), then a Change of Control shall be deemed to have occurred upon the effectiveness of such termination if, at the time of the effectiveness of such termination, such Majority Holder beneficially owns, directly or indirectly, more than 49.9% of the membership interests in the Company or (y) such Majority Holder shall breach or anticipatorily breach the Specified Voting Agreement,  then a Change of Control shall be deemed to have occurred at the time of such breach (or anticipatory breach) of the Specified Voting Agreement if, at the time of such breach, such Majority Holder beneficially owns, directly or indirectly, more than 49.9% of the membership interests in the Company.

The phrase “Termination for Cause” shall mean severance of your employment with the Company or its Affiliates based on your (i) failure to perform your job function in accordance with standards described to you in writing, or (ii) violation of the Company’s Code of Business Conduct (unless waived in accordance with the terms thereof), in each case, with the specific failure or violation described to you in writing.

The “Company” refers to Plains All American GP LLC.  The “Partnership” refers to Plains All American Pipeline, L.P.

Terms used herein that are not defined herein shall have the meanings set forth in the Plan or, if not defined in the Plan, in the Third Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., as amended (the “Partnership Agreement”). By signing below, you agree that the Phantom Units and DERs granted hereunder are governed by the terms of the Plan.  Copies of the Plan and the Partnership Agreement are available upon request.  Please execute and return this Agreement to me.  The attached copy of this Agreement is for your records.

PLAINS ALL AMERICAN PIPELINE, L.P.

By: PLAINS AAP, L.P.

By: PLAINS ALL AMERICAN GP LLC

By:
Name:
Title:

«FirstName» «MI» «LastName»

SSN:	«SSN»

Units:	«Units»

Dated: